EXHIBIT 11.1

                           SIERRA MONITOR CORPORATION
                    NET INCOME (LOSS) PER SHARE COMPUTATIONS
                     QUARTERS ENDED MARCH 31, 1996 AND 1995
                                   (unaudited)


                                          (All amounts in thousands except
                                                  per share amounts)

                                                 1996            1995
                                                 ----            ----
Weighted average shares outstanding

      Common Stock                             10,277          10,246
                                               ======          ======

      Total weighted average shares
           outstanding                         10,277          10,246
                                               ======          ======

Net loss                                          $68             $24
                                               ======          ======

Net loss per share                              $0.01           $0.00
                                               ======         =======

Note: Common stock equivalents were excluded from the net loss per share computations due to the antidilutive effect.